FOR MORE INFORMATION CONTACT:

Wendy Beth Oliver
General Counsel
Southern Pacific Funding Corporation
(503) 303-2282

                      SOUTHERN PACIFIC FUNDING CORPORATION
                        ANNOUNCES CESSATION OF OPERATIONS

LAKE OSWEGO, OR--October 5, 1998--Southern Pacific Funding Corporation announced today that it is working to develop a plan for orderly liquidation of its assets through its Chapter 11 bankruptcy case commenced on October 1, 1998. Following a court hearing on Thursday, Greenwich Capital Markets, Inc., declined to advance funds pursuant to the post-petition credit facility previously negotiated with the Company because court approval was not received as to certain financing terms. Accordingly, Southern Pacific Funding has notified its brokers that funding of mortgage loans has been halted permanently and is taking steps to maximize the value of its assets for the benefit of its creditors.

Separately, the New York Stock Exchange suspended trading in Southern Pacific Funding's common stock and 6.75% convertible notes due October 15, 2006 (NYSE:SFC and SFC 06) prior to the market opening on Friday. The NYSE intends to apply to the Securities and Exchange Commission to delist the issues.

E. James Hedemark, Chief Executive Officer, said "The Company recognizes its responsibility to its creditors and will deal fairly and honestly with its creditors. The Company recognizes the hard work and loyalty of its employees who have given so much to the Company, especially in recent days. To its maximum ability, the Company pledges to assist its employees during this transition. The Company's employees are highly skilled and valuable people and are not responsible for the Company's financial position."

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